Exhibit 5.1
May 08, 2024
Columbia Banking System, Inc.,
1301 “A” Street,
Tacoma, Washington 98402.
Ladies and Gentlemen:
In connection with the Registration Statement on Form S-8 under the Securities Act of 1933 (the “Act”) of $30,000,000.00 of deferred compensation obligations (the “Obligations”) of Columbia Banking System, Inc., a Washington corporation (the “Company”), that may be offered to certain eligible directors and employees of the Company and certain of its subsidiaries pursuant to the Umpqua Bank Nonqualified Deferred Compensation Plan (the “Plan”), I, as Executive Vice President/Chief Human Resources Officer of the Company, have examined the following documents: (i) the Plan; (ii) a certificate from an assistant secretary of the Company; (iii) resolutions adopted by the Board of Directors of the Company; (iv) the registration statement on Form S-8 relating to the Obligations (the “Registration Statement”); (v) the Company’s Restated Articles of Incorporation; and (vi) the Company’s Amended and Restated Bylaws. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible. I have not made any independent investigation in rendering this opinion other than the document examination described above. I have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures.
Upon the basis of such examination, it is my opinion that, when the Registration Statement has become effective under the Act, the terms of the Obligations and of their issuance have been duly established in conformity with the Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Obligations have been duly issued as contemplated in the Registration Statement and in accordance with the Plan, the Obligations will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Obligations.
The foregoing opinion is limited to the laws of the State of Oregon, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention, or changes in the law that occur, that could affect the opinions contained herein.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Andrew H. Ognall
Executive Vice President, Chief Human Resources Officer